UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 28, 2007

SOUTHWEST CASINO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50572	87-0686721
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2001 Killebrew Drive, Suite 350, Minneapolis, MN 55425
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  952-853-9990

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a.12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFT 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 27, 2007, the independent members of the Board of Directors of Southwest Casino Corporation (“Southwest”) approved payments of discretionary cash bonuses of $110,000 to James Druck, Southwest’s Chief Executive Officer, and Thomas Fox, Southwest’s President and Chief Operating Officer, each of who is a “Named Executive Officer” in the Company’s Annual Report on Form 10-KSB.  The bonuses are to be paid in two equal installments, the first on March 30, 2007 and the second on or about July 1, 2007.  The bonuses were awarded at the discretion of the Board of Directors, in accordance with the terms of each of Mr. Druck and Mr. Fox’s employment agreements with Southwest, dated July 1, 2004.  This is the first time either Mr. Druck or Mr. Fox has received a discretionary bonus since entering into their respective employment agreements.

The independent members of Southwest’s Board of Directors also voted to increase Mr. Druck and Mr. Fox’s base salary from $220,000 per year to $250,800 per year effective April 1, 2007.  This is the first increase in salary either executive has received since entering into their July 1, 2004 employment agreements.  Under those agreements, salary adjustments are solely within the discretion of the Board of Directors.

The bonuses and the salary increases awarded to Messrs. Druck and Fox by the Board of Directors were based on the recommendations of the Compensation Committee of Southwest’s Board of Directors.  The Compensation Committee, working with management, is developing a revised compensation strategy for Southwest.  In connection with its recommendations to the Board of Directors, the Compensation Committee utilized an independent compensation study it commissioned as part of its efforts to develop Southwest’s compensation strategy and reviewed Southwest’s financial performance over the past two fiscal years, Southwest’s progress toward achieving business goals previously established by the Board and the individual performance of the executives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST CASINO CORPORATION

Date: March 30, 2007

	By:	/s/ Thomas E. Fox
Name: Thomas E. Fox
Title: President